Exhibit 99.1
C4 Therapeutics Reports Third Quarter 2022 Financial Results and Recent Business Highlights

The Phase 1/2 Clinical Trials of CFT7455, an IKZF1/3 MonoDAC™ Degrader, and CFT8634, a BRD9 BiDAC™ Degrader, Continue to Enroll Patients and Advance Through Dose Escalation

IND Clearance Achieved for CFT1946, a BRAF-V600 BiDAC Degrader; On Track to Initiate the Phase 1/2 Clinical Trial by Year-End

Cash, Cash Equivalents and Marketable Securities Total $366.0 million as of September 30, 2022; Expected to Provide Runway to End of 2024

WATERTOWN, Mass., November 03, 2022 (GLOBE NEWSWIRE) – C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science to develop a new generation of small-molecule medicines and transform how disease is treated, today reported financial results for the third quarter ended September 30, 2022, as well as recent business highlights.
“In the third quarter we remained focused on clinical execution as we continued to enroll patients in the dose escalation portions of the Phase 1/2 clinical trials of CFT7455 and CFT8634. Additionally, we received FDA clearance of the investigational new drug application for our Phase 1/2 clinical trial of CFT1946, which is expected to initiate by year-end, marking our third program cleared to enter the clinic,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “Our recent progress demonstrates the power of our TORPEDO® platform to create MonoDAC and BiDAC degrader medicines that have the potential to transform patients’ lives. We are well-financed to advance our clinical pipeline through key inflection points and leverage our discovery platform to progress our next wave of research programs focused on novel and historically undruggable targets.”
THIRD QUARTER 2022 AND RECENT HIGHLIGHTS
CFT7455: CFT7455 is a novel degrader of IKZF1/3 for the treatment of multiple myeloma (MM) and non-Hodgkin’s lymphomas (NHL), including peripheral T-cell lymphoma and mantle cell lymphoma.
•Advanced Enrollment in Phase 1/2 Clinical Trial: C4T progressed the Phase 1/2 clinical trial of CFT7455. Cohort B1 is exploring CFT7455 as a monotherapy for relapsed or refractory MM, and Cohort C is exploring CFT7455 as a monotherapy for NHL.
CFT8634: CFT8634 is a degrader of BRD9 for the treatment of synovial sarcoma and SMARCB1-null solid tumors.
•Advanced Enrollment in Phase 1/2 Clinical Trial: C4T progressed the Phase 1/2 clinical trial of CFT8634. Cohort A is exploring CFT8634 as a monotherapy for synovial sarcoma and SMARCB1-null solid tumors.
•Accepted to Present at the 2022 Connective Tissue Oncology Society (CTOS) Annual Meeting: Brian A. Van Tine, MD, PhD, Professor of Medicine, Division of Oncology, Section of Medical Oncology, the Washington University School of Medicine, Siteman Cancer Center, will present a trial-in-progress poster titled “A Phase 1/2 Study of CFT8634, A Novel Bifunctional Degradation Activating Compound (BiDAC™) Degrader of BRD9, in Synovial Sarcoma and SMARCB1-Null Tumors” at the 2022 CTOS Annual Meeting on November 17, 2022 at 5 pm PT.
CFT1946: CFT1946 is a degrader targeting BRAF-V600 mutations for the treatment of solid tumors including non-small cell lung cancer (NSCLC), colorectal cancer and melanoma.

•Investigational New Drug (IND) Application Clearance Achieved: In September 2022, C4T received a Study May Proceed Letter from the United States Food and Drug Administration (FDA) to begin a Phase 1/2 trial of CFT1946 for the treatment of BRAF-V600 mutant solid tumors.
Research Activities
•Presented at Discovery on Target and the 5th Annual Targeted Protein Degradation Summit. In October 2022, C4T delivered presentations that highlighted how C4T’s platform has been built to enable rational and efficient discovery of MonoDAC degraders through the design and evolution of a diverse chemical library combined with various screening approaches.
UPCOMING 2022 MILESTONES
•CFT1946: Initiate a Phase 1/2 clinical trial of CFT1946 for the treatment of BRAF V600-mutant solid tumors by year-end 2022.
•CFT8919: Complete IND-enabling activities for CFT8919, a potent and selective degrader of EGFR L858R, for the treatment of non-small cell lung cancer, by year-end 2022.
UPCOMING 2022 EVENTS
•November 8, 2022: Management will participate in a fireside chat at the Credit Suisse 31st Annual Healthcare Conference.
•November 17, 2022: An investigator will present C4T’s trial-in-progress poster for CFT8634 at the CTOS Annual Meeting.
•December 1, 2022: Management will participate in a fireside chat at the Evercore ISI HealthCONx Conference.
THIRD QUARTER 2022 FINANCIAL RESULTS
Revenue: Total revenue for the third quarter of 2022 was $6.8 million, compared to $8.5 million for the third quarter of 2021. Total revenue reflects revenue recognized under collaboration agreements with Roche, Biogen, and Calico.
Research and Development (R&D) Expense: R&D expense for the third quarter of 2022 was $29.7 million, compared to $24.3 million for the third quarter of 2021. The increase in R&D expense was primarily attributable to increased personnel expenses, and clinical expenses from the ongoing CFT7455 and CFT8634 Phase 1/2 clinical trials.
General and Administrative (G&A) Expense:G&A expense for the third quarter of 2022 was $9.6 million, compared to $8.5 million for the third quarter of 2021. The increase in G&A expense was primarily attributable to increased personnel expenses.
Net Loss and Net Loss per Share: Net loss for the third quarter of 2022 was $32.0 million, compared to $24.7 million for the third quarter of 2021. Net loss per share for the third quarter of 2022 was $0.65, compared to $0.51 for the third quarter of 2021.
Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of September 30, 2022, were $366.0 million, compared to $451.5 million as of December 31, 2021. The decrease in cash was primarily driven by expenditures to fund operations. C4T expects that its cash, cash equivalents and marketable securities as of September 30, 2022, together with future payments expected to be received under existing collaboration agreements, will be sufficient to fund planned operating expenses and capital expenditures to the end of 2024.
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines that harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. C4T is advancing multiple targeted oncology programs to the clinic and expanding its research platform to deliver the next wave of medicines for difficult-to-treat diseases. For more information, please visit www.c4therapeutics.com.
About CFT7455
CFT7455 is an orally bioavailable MonoDAC™ degrader designed to be highly potent and selective against its intended targets of Ikaros (IKZF1) and Aiolos (IKZF3). CFT7455 binds with high affinity to the E3 ligase adapter protein, cereblon, to target and degrade IKZF1/3 for the treatment of multiple myeloma and non-Hodgkin's lymphomas, including peripheral T cell lymphoma and mantle cell lymphoma. In early clinical data, CFT7455 demonstrated deep and durable degradation of IKZF1/3. C4T is enrolling patients in its ongoing Phase 1/2 clinical trial of CFT7455. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT04756726).
About CFT8634
CFT8634 is an orally bioavailable BiDAC™ degrader designed to be potent and selective against BRD9. BRD9 has been considered an “undruggable” target due to the inability of bromodomain inhibitors to effectively treat cancers dependent on BRD9. Unlike BRD9 inhibition, BRD9 degradation has been shown to be efficacious in pre-clinical models of synovial sarcoma. C4T is enrolling patients in its ongoing Phase 1/2 clinical trial of CFT8634 for the treatment of synovial sarcoma and SMARCB1-null solid tumors. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT05355753).
About CFT1946
CFT1946 is an orally bioavailable BiDAC™ degrader designed to be potent and selective against BRAF-V600 mutant targets. In pre-clinical studies, CFT1946 is active in vivo and in vitro in models with BRAF-V600E-driven disease and in models resistant to BRAF inhibitors. C4T is advancing CFT1946 to the clinic to study treatment for BRAF-V600 mutant solid tumors including non-small cell lung cancer, colorectal cancer and melanoma. In September 2022, C4T achieved investigational new drug application clearance from the U.S. FDA for our Phase 1/2 clinical trial of CFT1946.
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC™ degraders; the potential timing, design and advancement of our pre-clinical studies and clinical trials, including the potential timing for regulatory authorization related to clinical trials and other clinical development activities including clinical trial commencement; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our pre-clinical studies or clinical trials in any future studies or trials; and regulatory developments in the United States and foreign countries. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of pre-clinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that the results of pre-clinical studies and/or clinical trials will or will not be predictive of results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30, 2022	December 31, 2021
Cash, cash equivalents and marketable securities	366,011	451,479
Total assets	461,439	506,765
Deferred revenue	34,894	56,168
Long-term debt - related party	11,302	10,768
Total stockholders' equity	318,179	389,606

Condensed Consolidated Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,
	2022	2021
Revenue from collaboration agreements	$6,754	$8,500
Operating expenses:
Research and development	29,663	24,302
General and administrative	9,579	8,452
Total operating expenses	39,242	32,754
Loss from operations	(32,488)	(24,254)
Other (expense) income, net:
Interest expense and amortization of long-term debt − related party	(554)	(539)
Interest and other income, net	1,084	110
Total other income (expense), net	530	(429)
Net loss	$(31,958)	$(24,683)
Net loss per share attributable to common stockholders − basic and diluted	(0.65)	(0.51)
Weighted-average number of shares used in computed net loss per share − basic and diluted	48,921,928	48,490,533

Investor Contact:
Courtney Solberg
Senior Manager, Investor Relations
CSolberg@c4therapeutics.com
Media Contact:
Loraine Spreen
Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com